Exhibit 21
LIST OF SUBSIDIARIES

Subsidiary	Jurisdiction of Organization
CDW LLC	Illinois
CDW Technologies LLC	Wisconsin
CDW Direct, LLC	Illinois
CDW Government LLC	Illinois
CDW Logistics LLC	Illinois
CDW International Holdings Limited	United Kingdom
SCS Holdings I, LLC	Delaware
Sirius Computer Solutions, LLC	Texas